Keryx Biopharmaceuticals, Inc. Announces First Quarter 2012 Financial Results

Keryx to Host Investor Conference Call on Wednesday, May 9, 2012
at 8:30am EDT

NEW YORK, May 8, 2012 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease (the “Company”), today announced its results for the first quarter ended March 31, 2012.

At March 31, 2012, the Company had cash, cash equivalents, interest receivable, and investment securities of $31.0 million, as compared to $39.5 million at December 31, 2011.

The net loss for the first quarter ended March 31, 2012 was $9.1 million, or $0.13 per share, compared to a net loss of $6.4 million, or $0.10 per share, for the comparable quarter in 2011, representing an increase in net loss of $2.7 million. Other research and development expenses, for the first quarter ended March 31, 2012, increased by $2.5 million, as compared to the first quarter of 2011, principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs. The net loss for the first quarter ended March 31, 2012, included $0.6 million of non-cash compensation expense related to equity incentive grants.

On May 4, 2012, the Company executed a License Termination and Technology Transfer Agreement with Aeterna Zentaris GmbH (“Zentaris”), whereby the license agreement for KRX-0401 (perifosine) was terminated, and in exchange for the transfer of the U.S. Investigational New Drug Application, development data, intellectual property and contracts to Zentaris, Keryx shall receive a royalty on future net sales of perifosine in the U.S., Canada and Mexico. Zentaris has assumed all costs related to the Perifosine program going forward.

Ron Bentsur, the Company's Chief Executive Officer, said, “Though we were disappointed with the recent negative outcome of the perifosine Phase 3 study in colorectal cancer, we remain excited by the prospects of the Zerenex opportunity as a treatment for hyperphosphatemia. Following two successful short-term Phase 3 studies of Zerenex, in the U.S. and Japan, we look forward to the completion of the Phase 3 clinical programs in the U.S. and Japan by year-end, and the potential New Drug Application filings in the U.S., Europe and Japan within less than twelve months.” Ron Bentsur, continued, “Our financial position remains strong and we believe that we have sufficient capital to take us beyond the anticipated NDA filings for Zerenex.”

The Company will host an investor conference call tomorrow, Wednesday, May 9, 2012, at 8:30am EDT, to discuss the Company’s first quarter financial results and provide a business outlook for the remainder of 2012.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for Zerenex (ferric citrate) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully adjust our strategy and reduce our operating expenses following the termination of the KRX-0401 license agreement; our ability, and our Japanese partner's ability, to successfully and cost-effectively complete clinical trials for Zerenex (ferric citrate); the risk that the data (both safety and efficacy) from the ongoing Phase 3 trials for Zerenex (ferric citrate) will not coincide with the data analyses from previous clinical trials reported by the Company; our ability to meet anticipated development timelines for Zerenex due to clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended March 31,
	2012	2011
OPERATING EXPENSES:
Research and development:
Non-cash compensation	$278	$259
Other research and development	7,122	4,618
Total research and development	7,400	4,877

General and administrative:
Non-cash compensation	368	314
Other general and administrative	1,408	1,284
Total general and administrative	1,776	1,598

TOTAL OPERATING EXPENSES	9,176	6,475

OPERATING LOSS	(9,176)	(6,475)

OTHER INCOME:
Interest and other income, net	62	70

NET LOSS	$(9,144)	(6,405)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.13)	$(0.10)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	71,225,006	61,549,633

Balance Sheet Information:

	March 31, 2012 (unaudited)	December 31, 2011*
Cash, cash equivalents, interest receivable, and short-term investment securities	$30,979	$39,470
Total assets	34,979	43,488
Accumulated deficit	(379,001)	(369,887)
Stockholders’ equity	22,579	31,047

* Condensed from audited financial statements.